Exhibit 10(ag)
                   Supply Agreement dated February 11, 1997*


* Certain portions of Exhibit 10(ag) have been omitted and have been filed with the Commission pursuant to a request for confidential treatment thereof.

                               SUPPLY AGREEMENT

          This Agreement, entered into as of the 11th day of February, 1997, by and between Lannett Company, Inc. ("Lannett"), a Delaware corporation, having offices in Philadelphia, Pennsylvania, and Novopharm USA, Inc. a Delaware corporation, having offices in Schaumberg, IL.

WHEREAS, Lannett manufactures and sells pharmaceuticals products and;

          WHEREAS, Novopharm wishes to distribute the products manufactured by Lannett upon the terms and conditions of this Agreement;

NOW THEREFORE, the parties agree as follows:

                           ARTICLE I - DEFINITIONS

 1.1 The Products. The "Products" shall mean each of the Products listed in Exhibit A for which the FDA has approved an Abbreviated New Drug Application. Products may be added to exhibit A by mutual agreement of the parties.

 1.2 The ANDA. The "ANDA" shall mean the Abbreviated New Drug Applications for the Products which have been submitted to the FDA by Lannett, including any amendments or supplements thereto.

 1.3      The FDA. The "FDA" shall mean the United States Food and Drug
          Administration.

 1.4 Patents. The "Patents" shall mean any issued patents or patent rights held by third parties which would be infringed by the manufacture, use or sale of the Products to be sold by Lannett to Novopharm pursuant to the terms of this Agreement.

 1.5 Purchase Term. The "Purchase Term" shall mean the three (3) year period that begins on the date the first order for Products is shipped after the date first appearing above. In the event that neither party gives the other written notice six (6) months prior to the end of the initial three (3) year Purchase Term, the Agreement shall automatically be extended so that after the end of the initial Purchase Term the Agreement may be terminated only upon six (6) months prior written notice by Lannett or Novopharm to the other. In the event that the market does not support the agreement either party may cancel the agreement by giving the other party one hundred and eighty (180) days written notice.


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 1.6      Purchase Price. The "Purchase Price" shall mean the price per unit as specified in Exhibit A hereof and subject to adjustment in accordance with Paragraph 2.7 hereof.

 1.7 Affiliate. "Affiliate" shall mean, with respect to either party, all corporations or other business entities which, directly or indirectly, are controlled by, control or are under the common control with that party. For this purpose, the meaning of the word "control" shall include, but not be limited to, ownership of more than fifty percent (50%) of the voting shares or interest of such corporation or other business entity.

 1.8 Active Ingredient. "Active Ingredient" shall be the one specified for each of the Products in Exhibit A.

                              ARTICLE 2 - SUPPLY

 2.1 Supply. Subject to the terms and conditions of this Agreement, Lannett shall supply and Novopharm shall purchase from Lannett substantially all of Novopharm's requirements for the products throughout the Purchase Term. Novopharm shall not purchase the Products or any product having the same Active Ingredient, strength and indication as the Products, from any party other than Lannett throughout the Purchase Term except that Novopharm may purchase the Products or any such product from any party pursuant to Paragraph 2.4 and Article 12 hereunder.

 2.2 Forecasts. As early as reasonably possible after the date first appearing above, and thirty (30) days prior to every calendar quarter thereafter, Novopharm, shall give to Lannett a written forecast of the quantities of the Products, including quantities for each strength and unit size of the Products, and delivery dates that Novopharm anticipates it will order from Lannett during the two (2) calendar quarters following the date of the written forecast. Novopharm shall promptly advise Lannett of any significant changes in its estimated forecast of Products.

 2.3 Orders. Novopharm shall submit written purchase orders to Lannett for the Quantities of the Products, including the quantity of each strength and unit size and delivery dates, which Novopharm desires to purchase under this Agreement. For the first three (3) month period of each forecast given by Novopharm pursuant to Paragraph
          2.2 hereof, Novopharm shall submit purchase orders to Lannett for at least seventy-five (75%) of the forecasted quantities for that period on the then current forecast. Regardless of the quantities ordered, Lannett shall use all reasonable efforts to deliver the full quantities of the Products ordered by Novopharm. Deliveries of the Products ordered by Novopharm to the destination designated by Novopharm will be made within sixty (60) days following the date


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          on which Novopharm submitted the purchase order unless a later delivery date has been specified by Novopharm.

2.4 Inability to Supply. Within thirty (30) days following its receipt of each forecast according to Paragraph 2.2 hereof, Lannett shall advise Novopharm in writing if it is unable to supply the entire quantity forecasted. Novopharm shall have the right to purchase from third parties, such quantities of the Products for which Lannett shall have advised that it will be unable to supply, for as long as Lannett's inability to supply continues and for a three (3) month period following notice by Lannett that it is able to supply Novopharm the entire quantity forecasted. In the event that Novopharm wishes to purchase from third parties pursuant to this paragraph, Lannett will have thirty (30) days to locate an alternative generic supplier with a reasonable price and comparable quality that would ultimately be acceptable to Novopharm.

 2.5 Shipments. Delivery shall be F.O.B. Lannett freight and insurance prepaid by Lannett. Products shall be shipped by Lannett according to Novopharm's instructions, to Novopharm's facility at 165 Commerce Drive, Schaumburg, IL 60173; provided, however , that should Novopharm instruct Lannett to ship to another location, Lannett shall do so and Novopharm shall reimburse for any incremental costs involved, if any.

 2.6      Billing and Payment. Lannett shall invoice Novopharm the
          Purchase Price for all units in each shipment of Products delivered to Novopharm. Payment terms shall be 2%, Net 60 days from receipt of the invoice therefor. Interest shall accrue at a monthly rate of one and one-half percent (I V2%) on balances for which payment has not been received seventy-five (75) days from the date of delivery, unless such balance is subject to the rejection and dispute resolution provisions of Sections 3.2 and 3.4 hereunder.

 2.7 Purchase Price. The Purchase Price set forth in Exhibit A shall be valid for Purchase Term. If at any time during the Purchase Term, Lannett increases the price generally charged for any of the Products and such price is higher than the then current Purchase Price, then Lannett shall promptly notify Novopharm of such increase. Novopharm will be given a thirty (30) day buy-in at the previous price, limited to a two (2) month supply. If
          Novopharm does not accept such increase, then the parties shall negotiate in good faith for up to thirty (30) days from the date Novopharm gives notice, to arrive at a mutually acceptable Purchase Price. If, during the thirty (30) day period the parties agree on a mutually acceptable Purchase Price then Lannett shall adjust the Purchase Price in Exhibit A. If at the end of such thirty (30) day period the parties have not reached agreement, Novopharm, at its option may amend Exhibit A to exclude such Product and shall cease to have obligations to purchase such Product. From time to time the parties may agree to adjust the Purchase Price through a rebate or other



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CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION -- ASTERISKS DENOTE SUCH OMISSION


          similar mechanism to accommodate promotions or other sales incentive given by Novopharm to its clients, or to accommodate market changes.

 2.8 Market Segment Agreement. Throughout the Purchase Term, Lannett will not directly sell or distribute Product to Managed Care organizations (except **** ), Mail Order and Chain market segments (except **** ). Novopharm shall not directly sell or distribute Product to the customers included in Exhibit B hereof. Such exhibit may be modified from time to time by Lannett, Inc. in the event a customer makes direct contact with Lannett, and expresses to Lannett or Novopharm that it prefers to establish business for Product directly with the Manufacturer, then the applicable party shall promptly notify the other of such potential customer and Lannett will be able to sell directly to such customer.

 2.9 Independent Prices. Each of the parties shall establish the prices at which it sells the Products to its customers independently of the other party.

                             ARTICLE 3 - QUALITY

 3.1 Quality Control. Prior to each shipment of the Products, Lannett shall perform such quality control procedures to verify that each shipment of the Products made under this Agreement conforms to the specifications for the Products contained in the approved ANDA and otherwise complies with the representations and warranties given by Lannett in Article 4 hereof. Each shipment of the Products shall be accompanied by a quality assurance analytical data sheet (the "Q.A. Certificate of Analysis").

 3.2 Rejection. Novopharm shall have thirty (30) days following the day on which it receives a shipment to reject same because all or part of the shipment fails to conform to the applicable specifications or otherwise fails to conform to the representations and warranties given by Lannett herein, by giving written notice to Lannett specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. If Novopharm rejects a shipment before the date on which payment therefor is due according to Paragraph 2.6 hereof, it may withhold payment for that shipment or the rejected portion thereof. All shipments or portions thereof not rejected by Novopharm before such date shall be paid for in accordance with Paragraph 2.6 hereof. All shipments or portions thereof which Novopharm rejected but, as determined pursuant to Paragraph 3.4 hereof, did not have the right to reject, shall be paid within fifteen (15) days following the day on which such determination was made, unless Novopharm had paid earlier. In the event Novopharm rejects a shipment or portion thereof within such thirty (30) day period in accordance with the terms hereof but after payment therefor had been made, Novopharm shall be entitled to recoup the payment amount by, at Novopharm's election, Lannett's issuing a prompt refund or by Novopharm's





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


          offsetting such amount against the payment of future invoices or other payments that may become due hereunder. The representation and warranties given by Lannett hereunder shall survive any failure to reject by Novopharm under this Paragraph.

 3.3 Recalls. If the Products are recalled pursuant to FDA regulation or other applicable laws and returned as a result of any such recall and such recall is due to Lannett's negligence or willful misconduct or a breach of any representation or warranty of Lannett hereunder, then Lannett shall bear all incremental out-of-pocket direct costs in connection with the recall, including, but not limited to, all notification letters and all shipping expenses. In no event shall Lannett be responsible for any indirect expenses incurred by Novopharm. If the recalled Products are to be destroyed, Lannett, at Novopharm's request, shall replace free of charge said Products or issue a credit to Novopharm's account or refund payment to Novopharm. If the recalled Products are to be reworked, Lannett shall bear all costs of reworking said products. If the recalled Products are recalls and such recall is due to Novopharm's negligence or willful misconduct or a breach of any representation or warranty of Novopharm hereunder, then Novopharm shall bear all incremental out-of-pocket direct costs in connection with the recall, including, but not limited to, all notification letters and all shipping expenses and Lannett shall not be responsible for replacing product free of charge or for issuing a credit to Novopharm's account. In no event shall Novopharm be responsible for any indirect expenses incurred by Lannett.

 3.4 Disputes. If Lannett disputes Novopharm's right to reject all or part of any shipment of the Products as set forth in Paragraph 3.2 or 3.3 hereof, such dispute shall be resolved by an independent approved FDA testing organization or consultant of recognized repute within the U.S. pharmaceutical industry mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment of the Products shall be final and binding upon the parties, but only as to the reasons given by Novopharm in rejecting the shipment or portion thereof and shall have no effect on any matter for which said entity did not render a determination. The fees and expenses of the third party making the determination shall be paid by the party against which the determination is made.

                  ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

"Each party represents to the other that it will not take any action, or failure to take any action, that would cause a violation of the Federal Food Drug and Cosmetic Act, or any other Federal, State or local law during the term of this contract."



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                        ARTICLE 5 - REGULATORY MATTERS

 5.1 Administration of the ANDA and other Approvals. Lannett shall be responsible for maintaining the ANDA and any other approvals current and in effect. In so doing, Lannett shall comply with all applicable requirements of the FDA and counterpart governmental agencies outside of the USA.

 5.2 Product Complaints. Each party shall immediately inform the other of product quality, health or safety related concerns or inquiries that raise potentially serious and unexpected quality, health or safety concerns. All such other information not involving the above described situation shall be transmitted to the other party within three (3) business days following receipt. Copies of all responses will be provided to each party.

                         ARTICLE 6 - INDEMNIFICATION

 6.1 Lannett's Obligation to Indemnify. Lannett agrees to indemnify, defend, and hold harmless Novopharm, its Affiliates and subsidiaries and their respective employees against any and all claims, losses damages and liabilities, including reasonable attorneys' fees and costs associates with a recall of the Products as defined in Paragraph 3.3 hereof, incurred by any of them arising out of any breach of any obligation hereunder or any representation or warranty by Lannett hereunder or any act or omission of Lannett in connection with its obligations hereunder.

 6.2 Novopharm's Obligation to Indemnify. Novopharm agrees to indemnify, defend and hold harmless Lannett, its Affiliates and subsidiaries and their respective employees against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees and costs associated with a recall of the Products as defined in Paragraph 3.3 hereof, incurred by any of them arising out of any breach of any obligation hereunder or any representation or warranty by Novopharm hereunder or any act or omission of Novopharm in connection with its obligations hereunder.

 6.3 Obligations of the Party Seeking to be Indemnified. If Novopharm or any of its Affiliates or subsidiaries or Lannett or any of its Affiliates or subsidiaries (in each case an "Indemnified Party") receive any written claims which it believes is the subject of indemnity hereunder by Lannett or Novopharm, as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party; including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the



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          Indemnifying Party is injured by such delay. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not assume the defense of such claim, or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

 6.4 Insurance. Each Party and its Affiliates shall carry products liability insurance in an amount at least equal to $3,000,000 with an insurance carrier reasonably acceptable to the other party. Such Insurance shall cover the indemnification's set forth in Article 6 hereof. Each party shall name the other party as additional insured under such policy. A certificate(s) of insurance evidencing such coverage shall be delivered to the other party within ten (10) days prior to the date any such Products are first commercially sold by such party, and shall provide among other things, that such insurance shall not be canceled or modified without giving the other party at least thirty (30) days prior written notice.

                         ARTICLE 7 - CONFIDENTIALITY

 7.1 Each party shall at all times maintain as confidential any know-how or other business information received from the other party under this Agreement, during the term of this Agreement, shall only use such information in furtherance of this Agreement shall only disclose such information to those of its employees with a need to know in furtherance of this Agreement, provided, however, that nothing contained herein shall prevent a party form submitting information to a governmental instrumentality in connection with seeking approval to market the Products. Said obligation of confidentiality shall not apply, however, to any information which:

 (a) was known to the receiving party, as evidenced by its written records, prior to receipt from the other party;


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 (b)      is in the public domain at the time of receipt or subsequently enters the public domain through no breach of this Agreement by the receiving party;

 (c) after the date of receipt from the disclosing party, is received without cover of secrecy from a third party with a bona fide right to disclose without violating any right of the disclosing party; or

 (d) is independently developed by the receiving party without the aid, application or use of any information for which it is obligated to maintain as confidential according to this Paragraph.

          The respective obligations of Lannett and Novopharm under this paragraph shall be in effect during the term of this Agreement and for the two (2) years thereafter.

                        ARTICLE 8 - TERMS, TERMINATION

 8.1 Term. This Agreement shall become effective as of the date first written above and shall remain in full force and effect through the end of the Purchase Term.

 8.2      Termination for Cause. This Agreement may be terminated at any time:

 (a) by either party if the other party fails to remedy and make good any default in the performance of any condition or obligation under this Agreement within sixty (60) days of the date a written notice of default is sent to the defaulting party thereof, or if such breach cannot be reasonably remedied within such 60 day period, the party in default diligently commences to remedy such breach;

 (b) by either party upon bankruptcy or insolvency of the other party or placing of the business of such party in receivership;

 (c)      by either party if Exhibit A is amended under the provisions of
          Section 2.7 and no Product remains listed in such Exhibit A;

 (d) by Lannett if Novopharm fails to pay three (3) or more consecutive invoices within forty-five (45) days from the date of delivery of such Product, unless such invoice is subject to the rejection and dispute resolution provisions of Sections 3.2 and 3.4 hereunder.

 (e) by Novopharm if the market for the Products deteriorates to a level that it does not support the agreements conditions.



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 8.3      Waiver. Failure to terminate this Agreement following a breach or failure to comply with the terms and conditions of this Agreement shall not be deemed a waiver of the non breaching party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

                             ARTICLE 9 - NOTICES

 9.1 Any notice required or permitted to be given or made under this Agreement by either of the parties to the other shall be in writing and delivered to the other party at its address indicated below or to such other address as the addressee shall have therefore furnished in writing to the addresser by hand, courier or by registered or certified mail (postage prepaid) or by telefax, provided all telefax notices shall be promptly confirmed, in writing, by registered or certified mail (postage prepaid):

If to Lannett:
  Lannett Company, Inc.
  9000 State Road
  Philadelphia, Pennsylvania 19136
  Telefax: (215)333-9004
  Attention: Jeffrey Moshal
          Vice President - Finance

If to Novopharm:
      Novopharm USA, Inc.
      165 Commerce Drive
      Schaumberg, IL 60173
      Telefax: (847) 882-4232

Attention: Robert J. Gunter, Pres.

All notices shall be effective as of the date received by the addressee.

                        ARTICLE 10 - NON ASSIGNABILITY

10.1 This Agreement and the rights of the parties hereunder shall not be assignable nor shall the obligations of either party be delegable, except to Affiliates of Novopharm or Lannett, without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event either party seeks and obtains the other party's consent to assign or delegate its rights or obligations to another party, or in the event of an assignment or delegation to an Affiliate, the obligations of the assignee or transferee must be guaranteed in writing by the party who is the assignor or transferor.


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
                          ARTICLE 11 - FORCE MAJEURE

 11.1 Force Majeure. No failure or omission by the parties in the performance of any obligation according to this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities.

11.2 Obligations of the Parties in case of Force Majeure. In the event that due to force majeure either party hereto shall be delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act, except for the obligation to pay amounts due under this Agreement, shall be excused for the period of the delay. Notwithstanding the aforementioned, the party subject to force majeure shall take all reasonable steps to resolve the condition(s) forming the basis of force majeure.


                          ARTICLE 12 - MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Pennsylvania.

12.2 Independent Contractor. The parties shall be considered independent contractors and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, not shall this Agreement be deemed to establish a joint venture or partnership.

12.3 Public Announcements. Lannett and Novopharm shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and neither of them shall issue any press release or make public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by law.

12.4 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by legally enforceable directive of any governmental body, then such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect



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12.5     Taxes. Each party shall be responsible for its own taxes.

12.6 Entire Agreement. The terms and provisions contained in this Agreement, including the Exhibit hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

         IN WITNESS WHEREOF, Lannett and Novopharm have executed this Agreement in duplicate as of the day and year first above written.

Lannett Company, Inc.                             Novopharm


By: Jeffrey M. Moshal                             By: /s/ Robert J. Gunter
    -----------------                                 --------------------
Name: Jeffrey M. Moshal                           Name: Robert J. Gunter
Title: Vice President - Finance                   Title: President




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CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION -- ASTERISKS DENOTE SUCH OMISSION


  Exhibit A to the Supply Agreement dated February 11, 1997 between Lannett
                Company, Inc. and Novopharm USA, Inc.

Product                          Brand Reference                   Sales Price
-------                          ---------------                   -----------

Dicyclomine                      Bentyl 10mg Capsules                 ****
Hydrochloride
10mg Capsules

Primdone 250mg                   Mysoline                             ****
Tablets

Butalbital w/Aspirin &           Fiorinal Capsules                    ****
Caffeine Capsules


An invoice discount of **** will be honored.




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CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION -- ASTERISKS DENOTE SUCH OMISSION


                             LANNETT COMPANY INC.
                                  EXHIBIT B
                                CUSTOMER LIST

                                    ****